EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

      We have issued our report dated June 7, 2004 (except for Note 16, as to which the date is June 18, 2004), accompanying the consolidated financial statements and schedule included in the Annual Report of MTI Technology Corporation and subsidiaries on Form 10-K for the year ended April 3, 2004. We hereby consent to the incorporation by reference of said report in the Registration Statements of MTI Technology Corporation on Forms S-8 (Nos. 333-109060, 333-103065, 333-85410, 333-76972, 333-69030, 333-66716, 333-95915, 333-92623, 333-85579, 333-61957, 333-46363, 333-50377, 333-18501, 33-75180 and 33-80438) and Form S-3 (No. 333-85410).

/s/ GRANT THORNTON LLP

Irvine, California

June 7, 2004 (except for Note 16,
as to which the date is June 18, 2004)